UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 1, 2010

FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-5893	13-5651322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1115 Broadway, New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 798-4700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 1, 2010, Frederick’s of Hollywood Group Inc. (“Company”) entered into a Debt Exchange and Preferred Stock Conversion Agreement (“Agreement”) with Fursa Capital Partners LP, Fursa Master Rediscovered Opportunities L.P., Blackfriars Master Vehicle LLC – Series 2, and Fursa Master Global Event Driven Fund L.P, the holders of approximately $14 million principal amount of the Company’s long term debt outstanding including accrued interest (the “Tranche C Debt”) and approximately $8.6 million of the Company’s Series A Preferred Stock including accrued dividends (“Series A Preferred Stock”).  Each of these entities is referred to herein as a “Holder” and collectively as the “Holders.”

Pursuant to the Agreement, the Holders have agreed to exchange, at a 50% discount, the Tranche C Debt together with all accrued interest (collectively, the “Tranche C Debt Value”), and to convert the Series A Preferred Stock together with accrued dividends (collectively, the “Preferred Stock Value” and, together with the Tranche C Debt Value, the “Aggregate Value”), for a number of shares of common stock equal to 50% of the Aggregate Value as of the closing date of the transaction divided by the volume weighted average price of the common stock for the five (5) trading days prior to and the five (5) trading days including and after the public announcement of the execution of the Agreement (the “Conversion Price”).

Upon the closing of the transaction, the Company will also issue to the Holders three, five and seven-year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock) at exercise prices of 150%, 175% and 200% of the Conversion Price, respectively, but not less than the closing price of the Company’s common stock on the closing of the transaction.  The warrants will be exercisable by the Holders for cash or on a cashless basis, at the Holders’ option.  At any time after the first anniversary of the issuance date, the Company may redeem the warrants, in whole but not in part, upon not less than twenty (20) business days’ written notice to the Holders, at a redemption price of $0.01 per share, if the last sale price of the common stock is at least 200% of the exercise price of the warrants for 10 consecutive trading days ending on the day prior to the date on which notice of redemption is given to the Holders.

Pursuant to the Agreement, the Company has agreed to register for re-sale the shares of common stock (including those underlying the warrants) that the Holders will receive as a result of the transaction on a registration statement that the Company will file with the Securities and Exchange Commission.  However, the Holders have agreed that they will not publicly sell, transfer or assign any shares they own for a period of 12 months from the closing of the Agreement; provided that the Holders may sell up to an aggregate of 250,000 shares of common stock on each one month anniversary of the closing.

The consummation of the transaction is subject to shareholder approval.  The Company anticipates holding its annual meeting of shareholders during the third fiscal quarter ending April 24, 2010 at which it will ask its shareholders to approve the transaction, and expects to consummate the transaction as soon as practicable once shareholder approval is obtained.  The Holders have agreed to “sterilize” their vote by committing to vote their shares of common stock and preferred stock at the shareholder meeting with respect to the transactions contemplated by the Agreement in accordance with the vote of a majority of votes cast at the meeting, excluding the shares held by such parties.

Assuming the consummation of the transaction occurs on March 26, 2010 at an estimated conversion price of $1.33, the exchange and conversion would result in the cancellation of an aggregate of $14,081,600 of long term debt (including accrued interest) and the exchange of $8,714,400 of preferred stock (including accrued dividends) for an aggregate of approximately 8,600,000 shares of common stock.  Together with the warrants to purchase 1,500,000 shares of common stock that the Holders will receive at the closing, the Holders’ aggregate beneficial ownership of the Company’s common stock will increase from approximately 36.1% to approximately 51.0%.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On February 2, 2010, the Company issued a press release attached hereto as Exhibit 99.1, announcing the matters described in this Item 1.01.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits.
Exhibit	Description
10.1*
Debt Exchange and Preferred Stock Conversion Agreement, dated as of February 1, 2010, among the Company, Fursa Capital Partners LP, Fursa Master Rediscovered Opportunities L.P., Blackfriars Master Vehicle LLC – Series 2 and Fursa Master Global Event Driven Fund L.P.

99.1*	Press Release, dated February 2, 2010, announcing Debt Exchange and Preferred Stock Conversion Agreement.

*Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Frederick’s of Hollywood Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2010

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer
(Principal Financial and Accounting Officer)